Exhibit 10.5

SUMMARY OF DIRECTOR COMPENSATION

The following is a summary of the compensation terms of the non-executive directors of Cyren Ltd. (the “Company”).

At the Company’s 2019 Annual Meeting of Shareholders, the Company’s shareholders approved the following compensation for its non-executive directors, to remain in effect from the shareholder approval date of July 30, 2019:

1)	Annual Cash Compensation:

●	All eligible non-executive directors will receive $7,500 per quarter; and

●	A non-executive director serving as a Lead Director will receive $15,000 per quarter.

2)	Equity Compensation:

●	New non-executive directors are currently entitled to an initial grant of 50,000 options.

●	All eligible non-executive directors will be granted 20,000 restricted stock units per year;

●	A non-executive director serving as the Lead Director will receive a grant of 30,000 restricted stock units per year for such services; and

●	A non-executive director serving as the Chairperson of the Audit Committee will be granted 4,000 additional restricted stock units per year for such services.

Other than the foregoing cash compensation and equity compensation, the Company does not compensate its non-executive directors for serving on its board of directors. Non-executive directors are reimbursed for expenses associated with their service on the board of directors.